Exhibit 99.1

RAYTHEON COMPANY
(A Delaware Company)
Consolidated Financial Statements
For the Quarters Ended March 29, 2020 and March 31, 2019

RAYTHEON COMPANY

FINANCIAL INFORMATION

CONSOLIDATED FINANCIAL STATEMENTS
RAYTHEON COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions, except per share amounts)	Mar 29, 2020	Dec 31, 2019
Assets
Current assets
Cash and cash equivalents	$3,118	$4,292
Receivables, net	1,784	1,364
Contract assets	6,054	6,122
Inventories	699	671
Prepaid expenses and other current assets	611	633
Total current assets	12,266	13,082
Property, plant and equipment, net	3,366	3,353
Operating lease right-of-use assets	909	875
Goodwill	14,879	14,882
Other assets, net	2,290	2,374
Total assets	$33,710	$34,566

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities
Current portion of long-term debt	$999	$1,499
Contract liabilities	3,085	3,267
Accounts payable	1,489	1,796
Accrued employee compensation	1,062	1,813
Other current liabilities	1,293	1,416
Total current liabilities	7,928	9,791
Accrued retiree benefits and other long-term liabilities	8,521	8,553
Long-term debt	3,262	3,261
Operating lease liabilities	738	706
Commitments and contingencies (Note 8)

Redeemable noncontrolling interests	34	32

Equity
Raytheon Company stockholders’ equity
Common stock, par value, $0.01 per share, 1,450 shares authorized, 279 and 278 shares outstanding at March 29, 2020 and December 31, 2019, respectively	3	3
Additional paid-in capital	19	—
Accumulated other comprehensive loss	(9,063)	(9,260)
Retained earnings	22,268	21,480
Total Raytheon Company stockholders’ equity	13,227	12,223
Noncontrolling interests in subsidiaries	—	—
Total equity	13,227	12,223
Total liabilities, redeemable noncontrolling interests and equity	$33,710	$34,566

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In millions, except per share amounts)	Mar 29, 2020	Mar 31, 2019
Net sales
Products	$6,005	$5,562
Services	1,160	1,167
Total net sales	7,165	6,729
Operating expenses
Cost of sales—products	4,338	4,002
Cost of sales—services	907	875
General and administrative expenses	728	739
Total operating expenses	5,973	5,616
Operating income	1,192	1,113
Non-operating (income) expense, net
Retirement benefits non-service expense	192	181
Interest expense	43	44
Interest income	(11)	(13)
Other (income) expense, net	25	(20)
Total non-operating (income) expense, net	249	192
Income before taxes	943	921
Federal and foreign income taxes	153	146
Net income	790	775
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	2	(6)
Net income attributable to Raytheon Company	$788	$781

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended
(In millions)	Mar 29, 2020	Mar 31, 2019
Net income	$790	$775
Other comprehensive income (loss), before tax:
Pension and other postretirement benefit plans, net:
Amortization of prior service cost	1	1
Amortization of net actuarial loss	303	276
Pension and other postretirement benefit plans, net	304	277
Foreign exchange translation	(45)	8
Cash flow hedges	2	(10)
Unrealized gains (losses) on investments and other, net	—	—
Other comprehensive income (loss), before tax	261	275
Income tax benefit (expense) related to items of other comprehensive income (loss)	(64)	(56)
Other comprehensive income (loss), net of tax	197	219
Total comprehensive income (loss)	987	994
Less: Comprehensive income (loss) attributable to noncontrolling interests in subsidiaries	2	(6)
Comprehensive income (loss) attributable to Raytheon Company	$985	$1,000

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY
CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(In millions)	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total Raytheon Company stockholders’ equity	Noncontrolling interests in subsidiaries(1)	Total equity
Balance at December 31, 2019	$3	$—	$(9,260)	$21,480	$12,223	$—	$12,223
Net income (loss)				788	788	—	788
Other comprehensive income (loss), net of tax			197		197		197
Dividends declared		—		—	—		—
Common stock plans activity		68			68		68
Share repurchases		(49)			(49)		(49)
Balance at March 29, 2020	$3	$19	$(9,063)	$22,268	$13,227	$—	$13,227

Balance at December 31, 2018	$3	$—	$(8,618)	$20,087	$11,472	$—	$11,472
Net income (loss)				781	781	—	781
Other comprehensive income (loss), net of tax			219		219		219
Adjustment of redeemable noncontrolling interests to redemption value				5	5		5
Dividends declared		1		(265)	(264)		(264)
Common stock plans activity		61			61		61
Share repurchases		(62)		(504)	(566)		(566)
Balance at March 31, 2019	$3	$—	$(8,399)	$20,104	$11,708	$—	$11,708

(1)	Excludes redeemable noncontrolling interests which are not considered equity.
The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
(In millions)	Mar 29, 2020	Mar 31, 2019
Cash flows from operating activities
Net income	$790	$775
Adjustments to reconcile to net cash provided by (used in) operating activities, net of the effect of acquisitions and divestitures
Depreciation and amortization	153	140
Stock-based compensation	52	59
Deferred income taxes	(50)	(44)
Changes in assets and liabilities
Receivables, net	(424)	236
Contract assets and contract liabilities	(117)	(731)
Inventories	(28)	(124)
Prepaid expenses and other current assets	(48)	(59)
Income taxes receivable/payable	183	181
Accounts payable	(205)	(484)
Accrued employee compensation	(757)	(523)
Accrued retiree benefits	285	219
Other, net	68	(56)
Net cash provided by (used in) operating activities	(98)	(411)
Cash flows from investing activities
Additions to property, plant and equipment	(239)	(274)
Additions to capitalized internal-use software	(16)	(10)
Payments for purchases of acquired companies, net of cash received	—	(8)
Net cash provided by (used in) investing activities	(255)	(292)
Cash flows from financing activities
Dividends paid	(263)	(245)
Repayments of long-term debt	(500)	—
Repurchases of common stock under share repurchase programs	—	(500)
Repurchases of common stock to satisfy tax withholding obligations	(49)	(66)
Other	(9)	(5)
Net cash provided by (used in) financing activities	(821)	(816)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,174)	(1,519)
Cash, cash equivalents and restricted cash at beginning of year	4,298	3,624
Cash, cash equivalents and restricted cash at end of period	$3,124	$2,105

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Basis of Presentation
We prepared the accompanying unaudited consolidated financial statements of Raytheon Company and all wholly-owned, majority-owned or otherwise controlled subsidiaries on the same basis as our annual audited financial statements. We omitted certain information and footnote disclosures normally included in our annual audited financial statements, which we prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Our quarterly financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2019. As used in this report, the terms “we,” “us,” “our,” “Raytheon” and the “Company” mean Raytheon Company and its subsidiaries, unless the context indicates another meaning.

In the opinion of management, our financial statements reflect all adjustments, which are of a normal recurring nature, necessary for presentation of financial statements for interim periods in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates, and any such differences may be material to our financial statements. Specifically, our Estimate at Completion (EAC) process related to our long-term contracts include assumptions and estimates regarding labor productivity and availability, the availability of materials and the execution by our subcontractors, among other variables, which could change as a result of the coronavirus pandemic. For more information on our EAC process, see “Note 3: Changes in Estimates under Percentage of Completion Contract Accounting.” We have evaluated the impact of the coronavirus pandemic on the valuation of our assets, including goodwill, and have determined we do not have any impact as of March 29, 2020.

Accounting pronouncements adopted and issued but not effective until after March 29, 2020 did not and are not expected to have a material impact on our financial position, results of operations or liquidity.

Note 2: Merger with United Technologies Corporation (UTC)
Pursuant to the Agreement and Plan of Merger dated as of June 9, 2019 by and among United Technologies Corporation (UTC), Light Merger Sub Corp., a wholly owned subsidiary of UTC (Merger Sub) and Raytheon, as amended (the Merger Agreement), on April 3, 2020, Merger Sub merged with and into Raytheon (the Merger) with Raytheon becoming a wholly owned subsidiary of UTC, and UTC was renamed Raytheon Technologies Corporation (RTC). Upon completion of the Merger, pursuant to the Merger Agreement, each share of Raytheon common stock that was issued and outstanding immediately prior to the completion of the Merger (other than shares held by Raytheon as treasury stock) was converted into the right to receive 2.3348 fully paid and nonassessable shares of RTC common stock, and, if applicable, cash in lieu of fractional shares. Immediately after the Merger, former holders of Raytheon common stock owned approximately 43% and pre-Merger holders of UTC common stock owned approximately 57% of the common stock of RTC.

Note 3: Changes in Estimates under Percentage of Completion Contract Accounting
We have a companywide standard and disciplined quarterly Estimate at Completion (EAC) process in which management reviews the progress and execution of our performance obligations. As part of this process, management reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include management’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by our subcontractors, the availability and timing of funding from our customer, and overhead cost rates, among other variables. These estimates also include the estimated cost of satisfying our industrial cooperation agreements, sometimes in the form of either offset obligations or in-country industrial participation (ICIP) agreements, required under certain contracts. These obligations may or may not be distinct depending on their nature.

Based on this analysis, any quarterly adjustments to net sales, cost of sales and the related impact to operating income are recognized as necessary in the period they become known. These adjustments may result from positive program performance, and may result in an increase in operating income during the performance of individual performance obligations, if we determine we will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in operating income if we determine we will not be successful in mitigating these risks or realizing related opportunities. Changes in estimates of net sales, cost of sales and the related impact to operating income are recognized quarterly on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. A significant change in one or more of these estimates could affect the profitability of one or more of our performance obligations. When estimates of total costs to be incurred exceed total estimates of revenue to be earned on a performance obligation related to complex aerospace or defense equipment or related services, or product maintenance or separately priced extended warranty, a provision for the entire loss on the performance obligation is recognized in the period the loss is identified.

Net EAC adjustments had the following impact on our operating results:

	Three Months Ended
(In millions, except per share amounts)	Mar 29, 2020	Mar 31, 2019
Operating income	$198	$123
Net income attributable to Raytheon Company	156	97

In addition, net revenue recognized from our performance obligations satisfied in previous periods was $160 million and $158 million in the first quarters of 2020 and 2019, respectively. This primarily relates to EAC adjustments that impacted revenue.

Note 4: Inventories
Inventories consisted of the following:

(In millions)	Mar 29, 2020	Dec 31, 2019
Materials and purchased parts	$76	$78
Work in process	603	574
Finished goods	20	19
Total	$699	$671

Precontract costs are costs incurred to fulfill a contract prior to contract award. Precontract costs, including general and administrative expenses that are specifically chargeable to the customer, are deferred in inventories if we determine that the costs are probable of recovery under a specific anticipated contract. All other precontract costs, including start-up costs, are expensed as incurred. Costs that are deferred are recognized as contract costs upon the receipt of the anticipated contract. We included deferred precontract costs of $228 million and $182 million in inventories as work in process at March 29, 2020 and December 31, 2019, respectively.

Note 5: Contract Assets and Contract Liabilities
Our contract assets consist of unbilled amounts typically resulting from sales under long-term contracts when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer. Our contract liabilities consist of advance payments and billings in excess of costs incurred and deferred revenue. The noncurrent portion of deferred revenue is included in accrued retiree benefits and other long-term liabilities in our consolidated balance sheets.

Net contract assets (liabilities) consisted of the following:

(In millions, except percentages)	Mar 29, 2020	Dec 31, 2019	$ Change	% Change
Contract assets	$6,054	$6,122	$(68)	(1.1)%
Contract liabilities—current	(3,085)	(3,267)	182	(5.6)%
Contract liabilities—noncurrent	(136)	(143)	7	(4.9)%
Net contract assets (liabilities)	$2,833	$2,712	$121	4.5%

The $121 million increase in our net contract assets (liabilities) from December 31, 2019 to March 29, 2020 was primarily due to a $182 million decrease in our current contract liabilities, primarily driven by revenue recognized on certain international programs with milestone payments or advances, partially offset by a $68 million decrease in our contract assets, principally due to the timing of milestone payments on certain international programs and the timing of approvals on direct commercial sales contracts for precision guided munitions to certain Middle Eastern customers, partially offset by contractual billing terms on U.S. government and foreign military sales contracts.

For direct commercial sales contracts for precision guided munitions to certain Middle Eastern customers for which we have not yet obtained the regulatory approval and licenses, we had approximately $1.2 billion of total contract value, recognized approximately $400 million of sales for work performed to date and received approximately $450 million in advances as of

March 29, 2020. On a contract by contract basis, we had $100 million and $150 million of net contract assets and net contract liabilities, respectively, related to the contracts pending approval.

In the first quarters of 2020 and 2019, we recognized revenue of $916 million and $894 million related to our contract liabilities at January 1, 2020 and January 1, 2019, respectively.

Impairment losses recognized on our receivables and contract assets were de minimis in the first quarters of 2020 and 2019.

Note 6: Acquisitions, Divestitures and Goodwill
In pursuing our business strategies, we acquire and make investments in certain businesses that meet strategic and financial criteria, and divest of certain non-core businesses, investments and assets when appropriate. We did not have any acquisitions or divestitures in the first quarter of 2020.

A rollforward of goodwill by segment was as follows:

(In millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Balance at December 31, 2019	$1,703	$2,984	$4,154	$4,103	$1,938	$14,882
Effect of foreign exchange rates and other	(1)	(2)	—	—	—	(3)
Balance at March 29, 2020	$1,702	$2,982	$4,154	$4,103	$1,938	$14,879

Note 7: Derivatives and Other Financial Instruments
Derivatives—Our primary market exposures are to foreign exchange rates and interest rates, and we use certain derivative financial instruments to help manage these exposures. We execute these instruments with financial institutions that we judge to be credit-worthy. The majority of our foreign currency forward contracts are denominated in currencies of major industrial countries. We do not hold or issue derivative financial instruments for trading or speculative purposes.

We use foreign currency forward contracts to fix the functional currency value of specific commitments, payments and receipts denominated in foreign currencies. The aggregate notional amount of our outstanding foreign currency forward contracts was $1,498 million and $1,487 million at March 29, 2020 and December 31, 2019, respectively. The net notional exposure of these contracts was $658 million and $746 million at March 29, 2020 and December 31, 2019, respectively.

The fair value of asset derivatives included in other assets, net and liability derivatives included in other current liabilities in our consolidated balance sheets related to foreign currency forward contracts were as follows:

(In millions)	Mar 29, 2020	Dec 31, 2019
Asset derivatives	$38	$29
Liability derivatives	37	15

The fair value of these derivatives is Level 2 in the fair value hierarchy because they are determined based on a market approach utilizing externally quoted foreign currency forward rates for similar contracts.

Our foreign currency forward contracts contain offset or netting provisions to mitigate credit risk in the event of counterparty default, including payment default and cross default. We measure and record the impact of counterparty credit risk into our valuation and at March 29, 2020 and December 31, 2019, the fair value of our counterparty default exposure was $1 million and less than $1 million, respectively, and was spread across numerous highly rated counterparties.

There were no interest rate swaps outstanding at March 29, 2020 or December 31, 2019.

Other Financial Instruments—We hold financial instruments, including cash and cash equivalents and long-term debt. The carrying amount for cash and cash equivalents approximated its fair value. The carrying value of long-term debt was recorded at amortized cost. The estimated fair value of long-term debt was determined based on quoted prices in inactive markets, which falls within Level 2 of the fair value hierarchy. The carrying value and estimated fair value of long-term debt were as follows:

(In millions)	Mar 29, 2020	Dec 31, 2019
Carrying value of long-term debt(1)	$4,261	$4,760
Fair value of long-term debt(2)	4,761	5,337

(1)	Carrying value of long-term debt at March 29, 2020 and December 31, 2019 includes current portion of long-term debt carrying value of $999 million and $1,499 million, respectively.

(2)	Fair value of long-term debt at March 29, 2020 and December 31, 2019 includes current portion of long-term debt fair value of $1,000 million and $1,513 million, respectively.

In the first quarter of 2020, we repaid $500 million of debt, which matured in February 2020, using cash on hand.

Supplemental Cash Flow Information—Cash and cash equivalents reported within our consolidated balance sheets excludes restricted cash of $6 million at both March 29, 2020 and December 31, 2019, which for purposes of our consolidated statements of cash flows, is included in cash, cash equivalents and restricted cash.

Note 8: Commitments and Contingencies
Environmental Matters—We are involved in various stages of investigation and cleanup related to remediation of various environmental sites. Our estimate of the liability of total environmental remediation costs includes the use of a discount rate and takes into account that a portion of these costs is eligible for future recovery through the pricing of our products and services to the U.S. government. We regularly assess the probability of recovery of these costs, which requires us to make assumptions about the extent of cost recovery under our contracts and the amount of future contract activity. We consider such recovery probable based on government contracting regulations and our long history of receiving reimbursement for such costs, and accordingly have recorded the estimated future recovery of these costs from the U.S. government within prepaid expenses and other current assets in our consolidated balance sheets. Our estimates regarding remediation costs to be incurred were as follows:

(In millions, except percentages)	Mar 29, 2020	Dec 31, 2019
Total remediation costs—undiscounted	$192	$188
Weighted-average discount rate	5.1%	5.1%
Total remediation costs—discounted	$132	$124
Recoverable portion	86	81

We also lease certain government-owned properties and generally are not liable for remediation of preexisting environmental contamination at these sites. As a result, we generally do not provide for these costs in our consolidated financial statements.

Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of our responsibility, it is difficult to determine the ultimate outcome of environmental matters. However, we do not expect any additional liability to have a material adverse effect on our financial position, results of operations or liquidity.

Financing Arrangements and Other—We issue guarantees, and banks and surety companies issue, on our behalf, letters of credit and surety bonds, to meet various bid, performance, warranty, retention and advance payment obligations for us or our affiliates. These instruments expire on various dates through 2028. Additional guarantees of project performance for which there is no stated value also remain outstanding. The stated values outstanding consisted of the following:

(In millions)	Mar 29, 2020	Dec 31, 2019
Guarantees	$224	$219
Letters of credit	3,423	3,485
Surety bonds	71	83

We provide guarantees and letters of credit to certain affiliates to assist them in obtaining financing on more favorable terms, making bids on contracts and performing their contractual obligations. While we expect our affiliates to satisfy their loans and meet their project performance and other contractual obligations, their failure to do so may result in a future obligation to us. We periodically evaluate the risk of our affiliates failing to meet their obligations. At March 29, 2020, we believe the risk that our affiliates will not be able to meet their obligations is minimal for the foreseeable future based on their current financial condition. All obligations were current at March 29, 2020. We had an estimated liability of $2 million and $3 million at March 29, 2020 and December 31, 2019, respectively, related to these guarantees.

We have entered into industrial cooperation agreements, sometimes in the form of either offset agreements or ICIP agreements, as a condition to obtaining orders for our products and services from certain customers in foreign countries. At March 29, 2020, the aggregate amount of our offset agreements, both agreed to and anticipated to be agreed to, had an outstanding notional value of approximately $9.9 billion. These agreements are designed to return economic value to the foreign country by requiring us to engage in activities supporting local defense or commercial industries, promoting a balance of trade, developing in-country technology capabilities or addressing other local development priorities. Offset agreements may be satisfied through activities that do not require a direct cash payment, including transferring technology, providing manufacturing, training and other consulting support to in-country projects, and the purchase by third parties (e.g., our vendors) of supplies from in-country vendors. These agreements may also be satisfied through our use of cash for activities such as subcontracting with local partners, purchasing supplies from in-country vendors, providing financial support for in-country projects and making investments in local ventures. Such activities may also vary by country depending upon requirements as dictated by their governments. We typically do not commit to offset agreements until orders for our products or services are definitive. The amounts ultimately applied against our offset agreements are based on negotiations with the customers and typically require cash outlays that represent only a fraction of the notional value in the offset agreements. Offset programs usually extend over several or more years and may provide for penalties in the event we fail to perform in accordance with offset requirements. Historically, we have not been required to pay any penalties of significance.

As a U.S. government contractor, we are subject to many levels of audit and investigation by the U.S. government relating to our contract performance and compliance with applicable rules and regulations. Agencies that oversee contract performance include: the Defense Contract Audit Agency (DCAA); the Defense Contract Management Agency (DCMA); the Inspectors General of the U.S. Department of Defense (DoD) and other departments and agencies; the Government Accountability Office (GAO); the Department of Justice (DOJ); and Congressional Committees. Other areas of our business operations may also be subject to audit and investigation by these and/or other agencies. From time to time, agencies investigate or conduct audits to determine whether our operations are being conducted in accordance with applicable requirements. Such investigations and audits may be initiated due to a number of reasons, including as a result of a whistleblower complaint. Such investigations and audits could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, the suspension of government export licenses or the suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. Our final allowable incurred costs for each year are also subject to audit and have, from time to time, resulted in disputes between us and the U.S. government, with litigation resulting at the Court of Federal Claims (COFC) or the Armed Services Board of Contract Appeals (ASBCA) or their related courts of appeals. In addition, the DOJ has, from time to time, convened grand juries to investigate possible irregularities by us. We also provide products and services to customers outside of the U.S., and those sales are subject to local government laws, regulations and procurement policies and practices. Our compliance with such local government regulations or any applicable U.S. government regulations (e.g., the Foreign Corrupt Practices Act (FCPA) and International Traffic in Arms Regulations (ITAR)) may also be investigated or audited. Other than as specifically disclosed herein, we do not expect these audits, investigations or disputes to have a material effect on our financial position, results of operations or liquidity, either individually or in the aggregate.

In 2019, Raytheon received a subpoena from the Securities and Exchange Commission (SEC) seeking information in connection with an investigation into whether there were improper payments made by Thales-Raytheon Systems (TRS), Raytheon or anyone acting on their behalf in connection with TRS or Raytheon contracts in certain Middle East countries since 2014. In the first quarter of 2020, the DOJ advised Raytheon it had opened a parallel investigation. Raytheon maintains a rigorous anti-corruption compliance program, is cooperating fully with the SEC’s inquiry, and is examining whether there has been any conduct that is in violation of Raytheon policy. At this point there is no ability to predict the outcome of the SEC’s or DOJ’s inquiry. Based on the information available to date, however, we do not believe the results of this inquiry will have a material adverse effect on our financial condition, results of operations or liquidity.

In addition, various other claims and legal proceedings generally incidental to the normal course of business are pending or threatened against, or initiated by, us. We do not expect any of these proceedings to result in any additional liability or gains that would materially affect our financial position, results of operations or liquidity. In connection with certain of our legal matters, we may be entitled to insurance recovery for qualified legal costs or other incurred costs. We do not expect any insurance recovery to have a material impact on the financial exposure that could result from these matters.

Note 9: Stockholders’ Equity
The changes in shares of our common stock outstanding were as follows:

	Three Months Ended
(In millions)	Mar 29, 2020	Mar 31, 2019
Beginning balance	278.4	282.1
Stock plans activity	1.3	1.1
Share repurchases	(0.4)	(3.1)
Ending balance	279.3	280.1

From time to time, our Board of Directors authorizes the repurchase of shares of our common stock. In November 2017, our Board authorized the repurchase of up to $2.0 billion of our outstanding common stock. At March 29, 2020, we had approximately $0.7 billion available under the repurchase program. However, the Merger Agreement restricted us from repurchasing shares other than to satisfy tax withholding obligations. For more information refer to “Note 2: Merger with United Technologies Corporation (UTC).”

Share repurchases also include shares surrendered by employees to satisfy tax withholding obligations in connection with restricted stock, restricted stock units (RSUs) and Long-term Performance Plan (LTPP) awards issued to employees.

Our share repurchases were as follows:

	Three Months Ended
(In millions)	Mar 29, 2020		Mar 31, 2019
	$	Shares	$	Shares
Shares repurchased under our share repurchase programs	$—	—	$500	2.8
Shares repurchased to satisfy tax withholding obligations	49	0.4	66	0.3
Total share repurchases	$49	0.4	$566	3.1

Our Board of Directors approved and declared dividends of $0.9425 per share during the first quarter of 2019. There were no dividends declared during the first quarter of 2020 as a result of the Merger. Dividends are subject to quarterly approval by our Board of Directors.

Stock-based Compensation Plans
Restricted Stock and RSUs—During the first quarter of 2020, we granted 1.2 million combined shares of restricted stock and RSUs with a weighted-average grant-date fair value of $145.04 per share, calculated under the intrinsic value method. These awards generally vest in equal installments on each of the second, third and fourth anniversary dates of the award’s grant date.

LTPP—During the first quarter of 2020, we granted RSUs subject to the 2020–2022 LTPP with an aggregate target award of 0.1 million units and a weighted-average grant-date fair value of $240.26 per share. The performance goals for the 2020–2022 LTPP awards are independent of each other and based on three metrics, as defined in the LTPP award agreements: return on invested capital (ROIC), weighted at 50%; total shareholder return (TSR) relative to a peer group, weighted at 25%; and cumulative free cash flow from continuing operations (CFCF), weighted at 25%. The ultimate award, which is determined at the end of the three-year cycle, can range from zero to 200% of the target award and includes dividend equivalents, which are not included in the aggregate target award numbers. The grant-date fair value is based upon the value determined under the intrinsic value method for the CFCF and ROIC portions of the award and the Monte Carlo simulation method for the TSR portion of the award.

Forcepoint Plans—Forcepoint unit appreciation rights and profits interests vest over a specified period of time and settlement is subject to a liquidity event defined as either a change in control or an initial public offering of the joint venture. In certain limited circumstances other vesting conditions may apply. The impact attributable to these other vesting conditions was income of $15 million and $2 million for the first quarters of 2020 and 2019, respectively. At March 29, 2020, there were 174 thousand combined units and/or profits interests authorized for award under these plans. The Merger does not qualify as a change in control for the Forcepoint Plan awards.

Accumulated Other Comprehensive Income (Loss)
Accumulated other comprehensive income (loss) includes gains and losses associated with pension and other postretirement benefit (PRB) plans, foreign exchange translation adjustments, gains and losses on derivative instruments qualified as cash flow hedges included in the assessment of effectiveness, and unrealized gains (losses) on available-for-sale investments. The computation of other comprehensive income (loss) and its components are presented in the consolidated statements of comprehensive income.
A rollforward of accumulated other comprehensive income (loss) was as follows:

	Pension and PRB plans, net(1)	Foreign exchange translation	Cash flow hedges(2)	Unrealized gains (losses) on investments and other, net(3)	Total

(In millions)
Balance at December 31, 2019	$(9,132)	$(124)	$1	$(5)	$(9,260)
Before tax amount	304	(45)	2	—	261
Tax (expense) or benefit	(64)	—	—	—	(64)
Net of tax amount	240	(45)	2	—	197
Balance at March 29, 2020	$(8,892)	$(169)	$3	$(5)	$(9,063)

Balance at December 31, 2018	$(8,483)	$(131)	$(2)	$(2)	$(8,618)
Before tax amount	277	8	(10)	—	275
Tax (expense) or benefit	(58)	—	2	—	(56)
Net of tax amount	219	8	(8)	—	219
Balance at March 31, 2019	$(8,264)	$(123)	$(10)	$(2)	$(8,399)

(1)	Pension and PRB plans, net is shown net of cumulative tax benefits of $2,364 million and $2,428 million at March 29, 2020 and December 31, 2019, respectively.

(2)	Cash flow hedges are shown net of cumulative tax of zero at both March 29, 2020 and December 31, 2019.

(3)	Unrealized gains (losses) on investments and other, net are shown net of cumulative tax expense of $1 million at both March 29, 2020 and December 31, 2019.

Material amounts reclassified out of accumulated other comprehensive loss (AOCL) related to the amortization of net actuarial loss associated with our pension plans were $300 million and $273 million before tax in the first quarters of 2020 and 2019, respectively. This component of AOCL is included in the calculation of net periodic pension expense (income). See “Note 10: Pension and Other Employee Benefits” for additional details.

We expect $2 million net of tax of net unrealized gains on our cash flow hedges at March 29, 2020 to be reclassified into earnings at then-current values over the next 12 months as the underlying hedged transactions occur.

Note 10: Pension and Other Employee Benefits
We have pension plans covering the majority of our employees hired prior to January 1, 2007, including certain employees in foreign countries (Pension Benefits). Our primary pension obligations relate to our domestic Internal Revenue Service (IRS) qualified pension plans. In addition, we provide certain health care and life insurance benefits to retired employees and to eligible employees upon retirement through PRB plans.

We also sponsor nonqualified defined benefit and defined contribution plans to provide benefits in excess of qualified plan limits. We have set aside certain assets in separate trusts, which we expect to be used to pay for trust obligations. The fair value of marketable securities held in trusts, which are considered Level 1 assets under the fair value hierarchy, consisted of the following:

(In millions)	Mar 29, 2020	Dec 31, 2019
Marketable securities held in trusts	$703	$753

Included in marketable securities held in trusts in the table above was $451 million and $476 million at March 29, 2020 and December 31, 2019, respectively, related to the nonqualified defined contribution plans. The liabilities related to the nonqualified defined contribution plans were $456 million and $489 million at March 29, 2020 and December 31, 2019, respectively.

The components of net periodic pension expense (income) were as follows:

	Three Months Ended
(In millions)	Mar 29, 2020	Mar 31, 2019
Operating expense
Service cost	$125	$105
Non-operating expense
Interest cost	227	261
Expected return on plan assets	(340)	(359)
Amortization of prior service cost	1	1
Amortization of net actuarial loss	300	273
Total pension non-service expense	188	176
Net periodic pension expense (income)	$313	$281

Net periodic pension expense (income) includes income of $1 million from foreign Pension Benefits plans in both the first quarters of 2020 and 2019.

Net periodic PRB expense was $6 million in both the first quarters of 2020 and 2019.

Long-term pension and PRB liabilities consisted of the following:

(In millions)	Mar 29, 2020	Dec 31, 2019
Long-term pension liabilities	$7,674	$7,687
Long-term PRB liabilities	369	369
Total long-term pension and PRB liabilities	$8,043	$8,056

We made the following contributions to our pension and PRB plans:

	Three Months Ended
(In millions)	Mar 29, 2020	Mar 31, 2019
Required pension contributions	$30	$64
PRB contributions	4	4
Total	$34	$68

We periodically evaluate whether to make discretionary contributions. We did not make any discretionary contributions to our pension plans during the first quarters of 2020 or 2019.

Note 11: Income Taxes
We are subject to income taxes in the U.S. and numerous foreign jurisdictions. All IRS examinations related to originally filed returns are closed through the 2016 tax year. In 2018, we amended tax returns for tax years 2014-2016 to reflect refund claims related to increased Research and Development tax credits, which will be subject to audit. We are also under audit by multiple state and foreign tax authorities.

The balance of our unrecognized tax benefits, exclusive of interest, was $238 million and $227 million at March 29, 2020 and December 31, 2019, respectively, the majority of which would affect our earnings if recognized. There were no significant changes in the balance during the first quarter of 2020.

We accrue interest and penalties related to unrecognized tax benefits in tax expense. Interest and penalties recognized during the first quarters of 2020 and 2019 and accrued as of March 29, 2020 and December 31, 2019 were de minimis.

Note 12: Business Segment Reporting
Our reportable segments, organized based on capabilities and technologies, are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint. Segment total net sales and operating income include intersegment sales and profit generally recorded at cost-plus a specified fee, which may differ from what the selling entity would be able to obtain on sales to external customers. Eliminations include intersegment sales and profit eliminations. Corporate operating income includes expenses that represent unallocated costs and certain other corporate costs not considered part of management’s evaluation of reportable segment operating performance and the allocation of resources to the segment. Acquisition Accounting Adjustments include the amortization of acquired intangible assets related to historical acquisitions and the adjustments to record acquired deferred revenue at fair value as part of our purchase price allocation process.

Segment financial results were as follows:

	Three Months Ended
Total Net Sales (in millions)	Mar 29, 2020	Mar 31, 2019
Integrated Defense Systems	$1,722	$1,550
Intelligence, Information and Services	1,731	1,777
Missile Systems	2,151	2,006
Space and Airborne Systems	1,894	1,653
Forcepoint	148	158
Eliminations	(481)	(414)
Total business segment sales	7,165	6,730
Acquisition Accounting Adjustments	—	(1)
Total	$7,165	$6,729

	Three Months Ended
Intersegment Sales (in millions)	Mar 29, 2020	Mar 31, 2019
Integrated Defense Systems	$21	$21
Intelligence, Information and Services	185	168
Missile Systems	68	43
Space and Airborne Systems	201	173
Forcepoint	6	9
Total	$481	$414

	Three Months Ended
Operating Income (in millions)	Mar 29, 2020	Mar 31, 2019
Integrated Defense Systems	$337	$258
Intelligence, Information and Services	142	187
Missile Systems	239	190
Space and Airborne Systems	244	212
Forcepoint	(16)	(9)
Eliminations	(50)	(47)
Total business segment operating income	896	791
Acquisition Accounting Adjustments	(21)	(28)
FAS/CAS Operating Adjustment	370	366
Corporate(1)	(53)	(16)
Total	$1,192	$1,113

(1)
In the fourth quarter of 2019, we were selected by the U.S. Army for the Lower Tier Air and Missile Defense Sensor (LTAMDS). The net expenses related to the LTAMDS project of $26 million in the first quarter of 2020 are included in Corporate operating income as they are not included in management’s evaluation of business segment results. No amounts were recorded in the first quarter of 2019.

	Three Months Ended
Intersegment Operating Income (in millions)	Mar 29, 2020	Mar 31, 2019
Integrated Defense Systems	$2	$2
Intelligence, Information and Services	18	17
Missile Systems	6	4
Space and Airborne Systems	20	17
Forcepoint	4	7
Total	$50	$47

The FAS/CAS Operating Adjustment, which is reported as a separate line in our segment results above, represents the difference between the service cost component of our pension and PRB expense or income under Financial Accounting Standards (FAS) in accordance with U.S. GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS). The results of each segment only include pension and PRB expense under CAS that we generally recover through the pricing of our products and services to the U.S. government.

The pension and PRB components of the FAS/CAS Operating Adjustment were as follows:

	Three Months Ended
(In millions)	Mar 29, 2020	Mar 31, 2019
FAS/CAS Pension Operating Adjustment	$366	$362
FAS/CAS PRB Operating Adjustment	4	4
FAS/CAS Operating Adjustment	$370	$366

Total assets for each of our business segments were as follows:

Total Assets (in millions)	Mar 29, 2020	Dec 31, 2019
Integrated Defense Systems(1)	$5,045	$5,103
Intelligence, Information and Services(1)	4,387	4,291
Missile Systems(1)	8,525	8,408
Space and Airborne Systems(1)	7,245	6,979
Forcepoint(1)	2,364	2,424
Corporate	6,144	7,361
Total	$33,710	$34,566

(1)     Total assets includes intangible assets. Related amortization expense is included in Acquisition Accounting Adjustments.

We disaggregate our revenue from contracts with customers by geographic location, customer-type and contract-type for each of our segments, as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. See details in the tables below.

	Three Months Ended March 29, 2020
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$236	$213	$857	$654	$43	$—	$2,003
Cost-type contracts	457	1,111	726	723	2	—	3,019
Direct commercial sales and other U.S. sales
Fixed-price contracts	1	30	3	21	37	—	92
Cost-type contracts	—	9	—	1	1	—	11
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	45	30	83	39	—	—	197
Cost-type contracts	17	10	29	9	—	—	65
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	144	42	52	62	13	—	313
Cost-type contracts	17	—	1	—	—	—	18
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	158	4	113	92	—	—	367
Cost-type contracts	77	8	6	21	—	—	112
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	320	14	77	5	9	—	425
Cost-type contracts	—	—	29	—	—	—	29
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	168	—	49	24	—	—	241
Cost-type contracts	18	—	28	2	—	—	48
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	40	57	29	40	37	—	203
Cost-type contracts	3	18	1	—	—	—	22
Total net sales	1,701	1,546	2,083	1,693	142	—	7,165
Intersegment sales	21	185	68	201	6	(481)	—
Acquisition Accounting Adjustments	—	—	—	—	—	—	—
Reconciliation to business segment sales	$1,722	$1,731	$2,151	$1,894	$148	$(481)	$7,165

(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended March 29, 2020
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$694	$1,363	$1,586	$1,399	$83	$5,125
Asia/Pacific	223	82	165	110	13	593
Middle East and North Africa	555	26	225	118	9	933
All other (principally Europe)	229	75	107	66	37	514
Total net sales	$1,701	$1,546	$2,083	$1,693	$142	$7,165

	Three Months Ended March 29, 2020
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$693	$1,324	$1,583	$1,377	$45	$5,022
U.S. direct commercial sales and other U.S. sales	1	39	3	22	38	103
Foreign military sales through the U.S. government	483	52	308	187	—	1,030
Foreign direct commercial sales and other foreign sales(1)	524	131	189	107	59	1,010
Total net sales	$1,701	$1,546	$2,083	$1,693	$142	$7,165

(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended March 29, 2020
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$1,112	$390	$1,263	$937	$139	$3,841
Cost-type contracts	589	1,156	820	756	3	3,324
Total net sales	$1,701	$1,546	$2,083	$1,693	$142	$7,165

	Three Months Ended March 31, 2019
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$221	$224	$708	$548	$37	$—	$1,738
Cost-type contracts	424	1,152	699	659	4	—	2,938
Direct commercial sales and other U.S. sales
Fixed-price contracts	1	33	9	26	44	—	113
Cost-type contracts	—	4	—	1	—	—	5
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	40	73	124	30	—	—	267
Cost-type contracts	18	11	16	9	—	—	54
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	168	41	32	48	16	—	305
Cost-type contracts	17	—	—	—	—	—	17
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	269	3	115	74	—	—	461
Cost-type contracts	48	5	5	19	—	—	77
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	195	7	145	18	8	—	373
Cost-type contracts	—	—	19	—	—	—	19
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	81	1	34	17	—	—	133
Cost-type contracts	10	—	15	2	—	—	27
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	34	49	42	29	39	—	193
Cost-type contracts	3	6	—	—	—	—	9
Total net sales	1,529	1,609	1,963	1,480	148	—	6,729
Intersegment sales	21	168	43	173	9	(414)	—
Acquisition Accounting Adjustments	—	—	—	—	1	(1)	—
Reconciliation to business segment sales	$1,550	$1,777	$2,006	$1,653	$158	$(415)	$6,729

(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended March 31, 2019
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$646	$1,413	$1,416	$1,234	$85	$4,794
Asia/Pacific	243	125	172	87	16	643
Middle East and North Africa	512	15	284	111	8	930
All other (principally Europe)	128	56	91	48	39	362
Total net sales	$1,529	$1,609	$1,963	$1,480	$148	$6,729

	Three Months Ended March 31, 2019
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$645	$1,376	$1,407	$1,207	$41	$4,676
U.S. direct commercial sales and other U.S. sales	1	37	9	27	44	118
Foreign military sales through the U.S. government	466	93	309	151	—	1,019
Foreign direct commercial sales and other foreign sales(1)	417	103	238	95	63	916
Total net sales	$1,529	$1,609	$1,963	$1,480	$148	$6,729

(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended March 31, 2019
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$1,009	$431	$1,209	$790	$144	$3,583
Cost-type contracts	520	1,178	754	690	4	3,146
Total net sales	$1,529	$1,609	$1,963	$1,480	$148	$6,729

Note 13: Remaining Performance Obligations
Remaining performance obligations represents the transaction price of firm orders for which work has not been performed and excludes unexercised contract options and potential orders under ordering-type contracts (e.g., indefinite-delivery, indefinite-quantity (IDIQ)). As of March 29, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $51,312 million. We expect to recognize revenue on approximately half and three-quarters of the remaining performance obligations over the next 12 and 24 months, respectively, with the remainder recognized thereafter.

Certain events have caused increased attention on U.S. defense sales to the Kingdom of Saudi Arabia (KSA). KSA represents less than 5% of our sales and $2.9 billion of our remaining performance obligations at March 29, 2020. Although we currently do not expect to be prevented from doing business in KSA, if government action impairs our ability to fulfill our contractual obligations or otherwise to continue to do business in KSA, it would have a material adverse effect on our financial results.

Note 14: Subsequent Events
On April 3, 2020, the Merger was completed, with Raytheon becoming a wholly owned subsidiary of UTC, and UTC was renamed Raytheon Technologies Corporation. Upon completion of the Merger, pursuant to the Merger Agreement, each share of Raytheon common stock that was issued and outstanding immediately prior to the completion of the Merger (other than shares held by Raytheon as treasury stock) was converted into the right to receive 2.3348 fully paid and nonassessable shares of RTC common stock, and, if applicable, cash in lieu of fractional shares.

On May 1, 2020, to obtain the regulatory approvals required to complete the Merger, we completed the sale of our airborne tactical radios business for $234 million in cash, net of transaction-related costs. This business was part of our SAS segment. As this transaction occurred subsequent to the Merger, the gain of $211 million was not recorded in the consolidated statement of operations, but rather was recorded as an adjustment to the fair value of net assets acquired in the purchase accounting for the Merger.

We have evaluated potential subsequent events through May 7, 2020, the date the interim financial statements were available to be issued, and noted no subsequent events which would require recognition or disclosure in the interim financial statements other than those specifically disclosed.